CHASE CORPORATION
                        26 Summer Street
                Bridgewater, Massachusetts 02324
                    Telephone (508) 279-1789


               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m., Tuesday, January 16, 2001 at the Raynham Courtyard Marriott, 37 Paramount Drive, Raynham, Massachusetts 02767 for the following purposes:

     (1) To elect the members of the Board of Directors of the corporation;
          and
          (2)To transact such other business as may properly come before the meeting.

          Only shareholders of record on the books of the corporation at the close of business on December 1, 2000 are entitled to notice of and to vote at the meeting.

     The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.


By order of the Board of Directors,



GEORGE M. HUGHES
Clerk


December 18, 2000

SHAREHOLDERS ARE REQUESTED TO DATE AND SIGN THE ACCOMPANYING
PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


















                       CHASE CORPORATION
                        26 Summer Street
                Bridgewater, Massachusetts 02324
                    Telephone (508) 279-1789

                        PROXY STATEMENT
                       December 18, 2000

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the "Company") for the annual meeting of the Company's shareholders to be held on January 16, 2001. The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.
     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Clerk of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Unless the proxy is revoked, the shares represented thereby will be voted as directed. If no specifications are made, proxies will be voted to elect the directors nominated by the Board of Directors.
     On December 1, 2000, the Company had outstanding 3,989,603 shares of Common Stock, $0.10 par value (the "Common Stock"), which is its only class of voting stock. Shareholders of record at the close of business on December 1, 2000 are entitled to vote at the meeting. With respect to all matters that will come before the meeting, each shareholder may cast one vote for each share registered in his or her name on the record date. A majority in interest of the Company's Common Stock outstanding and entitled to vote represented at the meeting in person or by proxy constitutes a quorum for the transaction of business.
     The approximate date on which this proxy statement and form of proxy will be first sent or given to shareholders is December 18, 2000. The Company's annual report for fiscal 2000 will be sent to shareholders on the same date.

             Principal Holders of Voting Securities

     The following table sets forth certain information regarding ownership of the Company's Common Stock as of December 1, 2000, by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock and (ii) all officers and directors of the Company as a group.

                         Number of Shares         Percent of
Beneficial Owner(a)      Beneficially Owned(b)    Class
__________________       ____________________     _______
Edward L. Chase               1,528,407(c)        37.4%
  39 Nichols Rd.
  Cohasset, MA 02025
Peter R. Chase                  471,534           11.5%
  305 Grange Park
  Bridgewater, MA 02324
All current officers and
  directors as a group        2,112,404           51.5%
  (8 persons)
_____________
     (a) Information regarding ownership of the Company's Common Stock by the directors of the Company is set forth on pages 2 and 3 under the heading "Election of Directors."

     (b) Includes shares subject to stock options exercisable within the 60-day period following December 1, 2000. See "Election of Directors."


     (c) Includes 1,614 shares owned of record by Mr. Chase's spouse. Mr. Chase has shared power to direct voting or disposition, or both, of such shares. As to balance of the shares, Mr. Chase has sole voting and investment power.

Arrangements Regarding the Election of Directors

     The Company's by-laws provide that for so long as 10% of the Company's outstanding voting stock is owned by Edward L. Chase or his spouse, issue, or estate, or a trust for the benefit of his spouse and/or issue, then the Nominating Committee will recommend to the Board of Directors that such person or a lineal descendant of such person be elected to the Board of Directors.

                     Election of Directors

     Seven directors are to be elected at the annual meeting. The Board of Directors recommends that the seven nominees named below be elected as directors. The directors elected at the meeting will hold office until the next annual meeting and until their successors are elected and qualified. It is intended that proxies in the accompanying forms be voted in favor of electing as directors the persons named in the table below. If any nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute. The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

     The affirmative vote by the holders of a majority of the securities present, or represented, and entitled to vote at the meeting is necessary to elect the nominees for election as directors. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of negative votes. Broker non-votes will not be counted as present or represented for this purpose. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer, is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.




                                                              No. of Common
                                                               Shares Owned
                           Business Experience      Has Been  Beneficially on  Percent
                            During Past Five Years  a Director   December 1,      of
Name                Age       and other Directorships   Since        2000 (a)  Class
Edward L. Chase(c)     79  President Emeritus of the     1971    1,528,407(b)   37.4
                            Company since 1988;
                            President,Chief Operating
                            Officer, and Chief
                            Financial Officer of
                            the Company from 1971 to
                            September 1988; Treasurer
                            of the Company from 1984
                            to September 1988; from
                            1947 to September 1988,
                            Director and Treasurer
                            of Chase & Sons, Inc.

Peter R. Chase(c)      52  Chief Executive Officer       1993      471,534(g)   11.5
                            of the company since
                            September 1993 and
                            President of the Comp-
                            any since April 1992;
                            Chief Operating Officer of
                            the Company since September
                            1988.

Sarah  Chase(c)        42  Shareholder, Ley & Young,P.C. 1997       11,870(d)    0.3
                            since 1993; Associate
                            Attorney, Ley & Young, P.C.
                            1990 - 1993

William H. Dykstra     72  Director of Reed and          1988       21,347(h)    0.5
                            Barton Corporation
                            From 1977 to April 1998;
                            Senior Vice President of
                            Finance from 1977
                            to January 1993.
                            Serves as an active member
                            on several boards.

George M. Hughes(e)    61 Through April 1996 Partner    1984         2,575(f)     -
                            at Palmer & Dodge. As of
                            May 1996 Founder and
                            Principal of Hughes &
                            Associates.

Ronald Levy            62 Vice President of Arthur      1994        10,614(i)    0.2
                            D. Little, Inc., a
                            management and technology
                            consulting company, since
                            1987 and a Director of its
                            North America Management
                            Consulting Practice.

Ernest E. Siegfriedt,Jr.69Independent business          1990        10,090(h)    0.2
                            consultant since 1988;
                            Vice President and
                            General Manager of the
                            Fasteners Division of
                            T.R.W., Inc., a
                            manufacturing company,
                            from 1976 to 1988.

     (a) The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated. On December 1, 2000, the officers and directors of the Company as a group owned beneficially 2,112,404 shares (51.5%)of the Company's outstanding Common Stock.

     (b) Includes 6,500 shares that may be acquired within 60 days of December 1, 2000 pursuant to the exercise of stock options.

     (c) Peter R. Chase, President and Chief Executive Officer of the Company, is the son, and Sarah Chase is the daughter of Edward L. Chase.

     (d) Includes 10,000 shares that may be acquired within 60 days of December 1, 2000 pursuant to the exercise of stock options.

     (e) Mr. Hughes is general counsel to the Company.

     (f) Includes 70,955 shares that may be acquired within 60 days of December 1, 2000 pursuant to the exercise of stock options.

     (g) In Includes 2,500 shares that may be acquired within 60 days of December 1, 2000 pursuant to the exercise of stock options.



                Meetings of the Board of Directors

     The Company's Board of Directors held five meetings during the fiscal year ended August 31, 2000 and each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which they served.



               Committees of the Board of Directors

     The Board has standing audit, compensation and nominating committees. All members of the committees serve at the pleasure of the Board of Directors. The functions and current membership of each committee are as follows:

     Audit Committee. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent accountants, reviews the scope and extent of their audit of the Company's financial statements, and reviews the annual financial statements with the independent accountants and with management, and makes recommendations to the Board of Directors regarding the Company's policies and procedures as to internal accounting and financial controls. The members of the Audit Committee are Messrs. Dykstra, Siegfriedt and Levy. The Audit Committee held two meetings during the fiscal year ended August 31, 2000.

     Compensation Committee. The Compensation Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes recommendations to the Board of Directors regarding compensation for officers and key employees. The members of the Compensation Committee are Messrs. Levy, Siegfriedt and Hughes and Ms. Sarah Chase. The Compensation Committee held eight meeting during the fiscal year ended August 31, 2000.

     Nominating Committee. The Nominating Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating Committee itself. The Nominating Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the Nominating Committee. The members of the Nominating Committee are Messrs. Hughes, Levy and Dykstra. The Nominating Committee held one meeting during the fiscal year ended August 31, 2000.

                      Executive Compensation
Summary Compensation Table

                    Annual Compensation(l)         Long Term Compensation
                    ______________________________  ______________________________
     (a)                   (b)       (c)       (d)    (e)       (f)    (g)
                                                     Restricted Securities
                                                       Stock    Underlying  LTIP    All
                          Fiscal                      Award(s)  Warrants/  Payout  Other
Name & Principal Position  Year   Salary    Bonus     ($)(2)   Options (#) ($)    Comp(3)
________________________  ____     ______  ______   ______  ___________  ______   ______
Peter R. Chase            2000   $304,948  $146,400  $   -         -        -     $7,607
 President and            1999    299,194   206,100  $   -         -        -      8,876
 Chief Executive Officer  1998    298,350   257,700      -         -        -      8,950

Everett Chadwick, Jr      2000    142,309    86,390      -         -        -      4,269
 Treasurer and            1999    139,624    96,180      -         -        -      4,189
 Chief Financial Officer  1998    139,240   120,260      -         -        -      4,177
_____________

     (1) Annual compensation includes amounts earned in each fiscal year, whether or not deferred. Compensation is deferred pursuant to the provisions of the Chase Corporation Retirement Savings Plan. Aggregate perquisite values do not exceed the lesser of $50,000 or 10% of the reported base salary and bonus for each year. The Company does not have a Long Term Incentive Plan (LTIP)or have a program to grant Stock Appreciation Rights.

     (2) As of August 31, 2000, Peter R. Chase, the Company's Chief Executive Officer, held 250,000 shares of restricted stock having a value as of that date of $2,281,000. The shares vest on the earlier to occur of September 6, 2004 or the occurrence of a change in control as defined in the agreement between the Company and Mr. Chase with respect to the shares. Dividends are payable upon the shares when and as declared.

     (3) The amounts represent the contribution by the Company on behalf of the employees to the Chase Corporation Retirement Savings Plan.



Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

                                                 Number of             Value of
                                                 Unexercised Options   Unexercised Options
                                                 @ fiscal year end     @ fiscal year end
                   Shares Acquired   Value       Exercisable/          Exercisable/
Name               on Exercise (#)  Realized($)  Unexercisable         Unexercisable(1)
_____               ______________   __________ __________________   _______________
Peter R. Chase        48,001         $552,011    54,355/197,500       $352,307/$1,283,750
Everett Chadwick, Jr.  7,081           81,874    11,400/  8,600       $ 74,100/$   55,900

     (1) Market value of securities at August 31, 2000 close minus the exercise price.



Compensation Committee Report on Executive Compensation

     Recommendations on compensation for the Company's executive officers are made by the Compensation Committee of the Board of Directors (the
"Committee"). The Committee is composed of a majority of independent non-employee directors who have no interlocking directorships as defined by the Securities and Exchange Commission. Committee decisions are reviewed and approved by the full Board of Directors.

     The Company's executive compensation program is designed to accomplish the following objectives:
     - Reward key executives at levels which are competitive with those of similar comparative companies.
     - Provide incentives which are directly linked to the achievement of Company strategies, profits and enhanced shareholder values.
     - Assure that the objectives for corporate and business unit performance are established and measured.
     - Attract and retain executives who have the capabilities needed to assure proper growth and profitability.

     During the fiscal year ended August 31, 2000, the Company retained Wm. H Mercer, Inc. to advise it on industry compensation norms for Directors, Executive Officers and Divisional Managers. The Company, acting through the Committee, employed three programs to compensate its senior management. These included an annual base salary program, a stock option plan and a contingent compensation program based on selected financial performance measures. Following is a description of the manner in which each program was administered during the year. It includes an explanation of the rationale for the compensation paid to the Chief Executive Officer.




Annual Base Salary Program

     Salary ranges are established for executive positions, including the named executive officers, with range mid-points equal to the median salary determined from appropriate comparative survey data provided by an independent consultant. The actual salary of each individual holding an executive position is determined using the Company's salary administration program as a basis and by taking into consideration the individual's qualifications, sustainedperformance and level of responsibility, as evaluated by the Committee. Annual adjustments in base salary are made after an analysis of the foregoing factors and aforementioned survey data showing compensation trends externally.

     The base salary for Peter R. Chase was set by the Committee using the same policies and criteria used for other executive officers of the Company. His base salary for the fiscal year ended 2000 was set at about the median salary reflected in the aforementioned comparative survey data and adjusted based on the Committee's evaluation of the criteria discussed above. Corporate performance measures are used in determining bonuses rather than base salary and accordingly were not considered by the Committee in determining Mr. Chase's base salary.

Contingent Compensation Program

     Each executive officer, including the named executive officers, was eligible to earn additional contingent compensation under the Company's management incentive plan equal to a designated percentage of annual base salary. In the 2000 fiscal year, the target percentage was 30% of annual base salary for each executive officer for achieving targeted operating profit set with reference to the three prior years. Potential incentive earnings could range from 0% to 100% of annual base salary, depending upon the Company's actual performance during the year. The Company exceeded the operating profit threshold established for payment of the targeted incentive compensation in fiscal year 2000; therefore, in accordance with the plan, incentive earnings for executive officers averaged 49% of annual base salary in the last fiscal year.

Stock Options

     The Company has in effect a Plan which is designed in part to retain and provide incentives to the Company's Chief Executive and Chief Financial Officers. The Committee believes that these executives are in a position to make the most significant contribution to the Company's future success. The program is designed to recognize significant contributions and provide longer-term incentives to increase shareholder value. Under the 1995 Stock Option Plan options for 400,000 shares were granted to Peter R. Chase and 50,000 shares to Everett Chadwick. The size and structure of the awards were determined by the Committee in conjunction with advice from William H. Mercer, Incorporated acting as consultants to the Committee and advising it as to industry norms and the accomplishment of the objectives of the Company's compensation program's goals. To ensure that high levels of performance occur over the long term, the options granted vest over a period of 10 years. All of the options have been granted with an exercise price equal to 100% of the fair market value of the Company's common stock on the grant date. Any value received from a stock option grant depends entirely on increases in the price of the Company's common stock.

	The Committee, in carrying out its responsibilities, has monitored the performance progress during the years as it relates to the compensation program.

                    By the Chase Corporation Compensation Committee,

                    Ronald Levy (Chairman)
                    Sarah Chase
                    George M. Hughes
                    Ernest E. Siegfriedt, Jr.

     401(k) Plan. The Company has a deferred compensation plan and an excess plan adopted pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Any qualified employee who has attained age 21 and has been employed by the Company for at least six months may contribute a portion of their salary to the plan and the Company will match, at the rate of 50% on the dollar, such contribution up to an amount equal to three percent of such employee's yearly salary. Amounts contributed to the plan are invested and income taxes on the amounts contributed and on the investment yield are deferred until such amounts are paid to the employee upon their departure from the Company. Both the 401(k) plan and the pension plan described below were amended, effective January 1, 1989, to comply with pertinent legislation.

     Deferred Compensation; Termination of Employment Arrangements and Amendment to Certain Arrangements.

         The Company entered into an agreement with Peter R. Chase pursuant to which the Company will continue to pay Mr. Chase the equivalent of his annual compensation for two years following the termination of his employment if such termination arises in connection with a change in control of the Company. Any payments made to Mr. Chase after the first year following his termination will be offset to the extent that he receives any other compensation, through new employment or otherwise.

     Pension Plan. The Company has a defined benefit Pension Plan that covers substantially all of its employees who have attained the age of 21 and have completed six months of service. Benefits are determined based on final average base earnings (excluding bonuses, overtime, and other extraordinary amounts), covered compensation, and total years of service with the Company (up to a maximum of forty years). Compensation covered by the plan is annual compensation, less payments on account of overtime, bonuses, or commissions, to a maximum of $170,000. Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service. The plan offers the option for a participant to receive a lump sum distribution upon attainment of age 65 and five years of employment even if the employee elects to remain actively employed. Benefits may be paid in a variety of forms, including a lump sum, at the election of the participant. The following tables show estimates of annual benefits payable under the qualified plan and non-qualified excess plan upon retirement at age 65 or upon the fifth anniversary of employment, if later.

     Table 1 relates to those participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement and are in the specified compensation and years-of-service classifications before an offset of .6% of covered compensation at the time of retirement times the number of years-of-service (up to a max of 35 years).


Table 1:

Average Remuneration               Years of Service at Age 65
5 highest consecutive years   10            20           30           40


$ 50,000                  $ 7,500        $15,000      $22,500      $28,250
 100,000                   15,000         30,000       45,000       56,500
 170,000                   25,500         57,000       76,500       18,050

 200,000 *                 30,000         60,000       90,000      113,000
 250,000 *                 37,500         75,000      112,500      141,250
 300,000 *                 45,000         90,000      135,000      169,500
 350,000 *                 52,500        105,000      157,500      197,750
 400,000 *                 60,000        120,000      180,000      226,000


    Table 2 relates to those participants who became employed on or after May 1, 1995 and are not covered by a collective bargaining agreement and are in the specified compensation and years-of-service classifications before any offset of.3% of covered compensation at the time of retirement times the number of years-of-service (up to a max of 35 years).

Table 2:


Average Remuneration               Years of Service at Age 65
5 highest consecutive years   10            20           30           40


$ 50,000                  $ 3,750        $ 7,500      $11,250      $14,125
 100,000                    7,500         15,000       22,500       28,250
 170,000                   12,750         25,500       38,250       48,025

 200,000 *                 15,000         30,000       45,000       56,500
 250,000 *                 18,750         37,500       56,250       70,625
 300,000 *                 22,500         45,000       67,500       84,750
 350,000 *                 26,250         52,500       78,750       98,875
 400,000 *                 30,000         60,000       90,000      113,000



*As required by Section 415 of the IRC, qualified plan payments may not provide annual benefits exceeding a maximum amount, currently $135,000. For the associate who is covered under the excess plans, amounts above this maximum will be paid under the terms of the excess plans up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the IRC, annual compensation in excess of $170,000 (for 2000) cannot be taken into account in determining qualified plan benefits.


Mr. Chase and Mr. Chadwick have approximately 29 and 12 years of service, respectively.

Compensation of Directors. Directors who are not employees of the Company are paid an annual retainer of $8,000 plus a fee of $1,000 for each Board meeting they attend ($1,500 if they attend a committee meeting on the same day). Non-employee directors who are committee members receive a fee of $1,000 per committee meeting they attend. Non-employee directors also are eligible to receive stock options. As authorized under the terms and provision of the company's 1995 Stock Option Plan, each director, exclusive of the Chief Executive Officer has received an option to purchase 12,500 shares which would be fully vested by January 15, 2000.

Performance Graph
     The following line graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index ("the S&P 500 Index"), and a composite peer index, weighted by market equity capitalization on companies with the Chase Corporation Standard Industrial Classification (S.I.C.) code (the "Peer Group Index"). The companies included in the Peer Group Index are American Biltrite, Inc., Lamson & Sessions Co., Plymouth Rubber Company Inc., MacDermid Inc., Bairnco Corp., and Flamemaster Corp. Cumulative total returns are calculated assuming that $100 was invested 8/31/95 in each of the Common Stock, the S&P 500 and the Peer Group Index, and that all dividends were reinvested.



                         Chase Corporation
   Comparison of 1995/2000 Cumulative Total Return Performance

                1995       1996        1997        1998      1999      2000


Chase          100.0       128.2      282.6       214.6     296.3     252.4
S&P 500        100.0       118.7      167.0       180.5     252.4     296.6
Peer Group     100.0       130.0      259.5       256.5     299.4     291.8







Audit Committee Report
The Audit Committee, in accordance with its charter (See Exhibit A), oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standard Board.

The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Committee held two meetings during fiscal 2000.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2000 for filing with the Securities and Exchange Commission. The Committee has also recommended, subject to Board and shareholder approval, the selection of the Company's independent auditors.

William H. Dykstra,
Chairman
Ronald Levy
Ernest Siegfriedt



                              Auditors

The Board of Directors has selected the firm of Livingston & Haynes, P.C. which served as auditors for the Company for the most recently completed fiscal year of the Company, to serve as auditors for the Company for the fiscal year ending August 31, 2001. Representatives of Livingston & Haynes, P.C. are expected to be present at the meeting of shareholders with an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

       Proposals of Security Holders for 2002 Annual meeting

Proposals of security holders intended to be present at the 2002 annual meeting of the Company's shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting not later than August 15, 2001.

                           Miscellaneous

The management does not know of any business that will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgement on such matters.

In the event that a quorum is not present when the meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.



              By order of the Board of Directors

       George M. Hughes
       Clerk





Chase Corporation
Audit Committee Charter	EXHIBIT A
Organization

The Audit Committee of the Board of Directors of Chase Corporation shall have a minimum of three members and be composed entirely of Directors who are independent of the management of Chase Corporation. They should be free of any relationship that in the opinion of the Board would interfere with their exercise of independent judgment as Committee members. All Committee members must be able to read and understand fundamental financial statements. At least one committee member must have past or present employment experience in finance or accounting with professional certification or have background as a chief executive or financial officer or other senior officer status with financial oversight responsibilities.

Statement of Policy
The Audit Committee shall assist the Board in fulfilling its responsibilities to the shareholders and investment community relating to the quality, completeness and objectivity of financial reporting, the effectiveness and efficiency of operations and internal controls, and compliance with applicable laws and regulations. The outside auditor is ultimately accountable to the Board of Directors and the Audit Committee. The Board and Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.


Responsibilities
In carrying out its responsibilities, the Audit Committee will:
- review and recommend to the Board the outside auditors to a selected, including a review of the proposed fee to determine if it is appropriate for the services they render;
- create direct and open lines of communications with the outside auditors; meet with the outside auditors to review the scope of the proposed annual audit and the audit procedure to be performed;
- meet with the outside auditors, at the conclusion of the audit, to review the results of the audit including the form of opinion the auditors propose to render quid any continents or recommendations of the outside auditors, and report the results of the annual audit to the Board;
- secure at least annually a representation from the outside auditors as to their independence from Management, taking into consideration whether the auditors provide any consulting to Management;
- meet separately at least annually with the outside auditors, without Management to discuss their evaluation of financial personnel and the cooperation they received during the audit;
- submit to the Board the minutes of all Committee meetings and discuss the matters considered at each meeting.


Authority
The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts at the expense of the Company.